UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2013

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York	14624
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Charles P. Hadeed as Chief Executive Officer and Appointment as Executive Chairman of the Board

On April 1, 2013, Transcat, Inc. (the “Company”) announced that Charles P. Hadeed will retire as Chief Executive Officer of the Company and will serve as Executive Chairman of the Board, both effective as of July 1, 2013.  Carl E. Sassano, who has served as Board Chairman since April 2007, will remain on the Board of Directors and serve on various committees.

Mr. Hadeed will serve as Executive Chairman of the Board under the terms of an Employment Agreement dated as of April 1, 2013 (the “Agreement”).  As Executive Chairman, Mr. Hadeed will be responsible for assisting with strategic planning, acquisitions, investor relations and executive transition, subject to the control and direction of the Board of Directors.  The Agreement will terminate on June 28, 2014, unless the Company or Mr. Hadeed gives 90 days written notice of earlier termination to the other.

All compensation to be paid to Mr. Hadeed under the Agreement will cover his tenure as Chief Executive Officer from April 1, 2013 to June 29, 2013 and the remaining period from June 30, 2013 to June 28, 2014.  Mr. Hadeed will be paid a base salary of $100,000 for the period April 1, 2013 through June 29, 2013 (“First Quarter Fiscal 2014”); $180,000 for the period July 1, 2013 through March 29, 2014 (“Remainder of Fiscal 2014”); and $60,000 for the period March 30, 2014 through June 28, 2014 (“Fiscal Year 2015”).

For fiscal year 2014, Mr. Hadeed will be eligible to earn an annual bonus of $182,000 ($65,000 for First Quarter Fiscal 2014 and $117,000 for Remainder of Fiscal 2014), which is the amount equal to 65% of his base salary earned during fiscal year 2014 (i.e., the sum of the base salary earned as Chief Executive Officer during First Quarter Fiscal 2014 plus the base salary earned as Executive Chairman during Remainder of Fiscal 2014).  For Fiscal Year 2015, he will be eligible to earn an annual bonus of $39,000, which is the amount equal to 65% of the base salary earned as Executive Chairman during Fiscal Year 2015.  Mr. Hadeed’s annual bonuses will be based on achievement of corporate target performance goals established by the Board for that fiscal year and may be adjusted up or down, in accordance with the Company’s performance incentive plan for that fiscal year, by the Compensation Committee of the Board.  Mr. Hadeed will also be eligible to earn a long-term incentive award under the Company’s Amended and Restated 2003 Incentive Plan (the “Incentive Plan”) of $308,000 for fiscal year 2014 and $66,000 for fiscal year 2015.  All other terms and conditions of each long-term incentive award will be determined by the Compensation Committee.  Mr. Hadeed will also be entitled to receive certain fringe benefits and perquisites consistent with the Company’s practices.

If Mr. Hadeed’s employment is terminated during the term of the Agreement, he will be entitled to certain compensation and benefits, as described below, and will have no further rights to any base salary, annual bonus or long-term incentive awards.  He will, however, retain any outstanding equity awards that are vested on the termination date and will be entitled to all retirement benefits provided by the Company to similarly situated executives of the Company.  In the event Mr. Hadeed’s employment as Executive Chairman is terminated, he will be entitled to receive normal compensation as Chairman of the Board.

If Mr. Hadeed’s employment is terminated by the Company for cause or by Mr. Hadeed without good reason, Mr. Hadeed will be entitled to: (1)  any accrued but unpaid base salary up to the termination date and any accrued but unused vacation as of the termination date; (2) any earned but unpaid annual bonus with respect to any completed fiscal year immediately preceding the termination date; however, if Mr. Hadeed’s employment is terminated by the Company for cause, he will forfeit any accrued but unpaid annual bonus; (3) reimbursement for unreimbursed business expenses properly incurred by Mr. Hadeed on or before the termination date; (4) any employee benefits Mr. Hadeed was entitled to as of the termination date; however, in no event will Mr. Hadeed be entitled to any severance or termination payments under the Agreement except as specifically provided therein; and (5) any earned but unpaid long-term incentive award, subject to the terms and conditions of the award and the Incentive Plan.

If Mr. Hadeed’s employment is terminated by the Company without cause or by Mr. Hadeed for good reason, Mr. Hadeed will be entitled to accrued amounts listed in (1) through (5) above (“Accrued Amounts”), and, subject to Mr. Hadeed’s compliance with the Agreement and his execution and non-revocation of a release of claims in favor of the Company, (1) payment of his base salary in effect on the termination date and benefits (to the extent that his continued participation is possible under the general terms and provisions of such plans and programs) for a period through the last day of the term (the “Termination Period”); (2) payment of the annual bonus at target for the Termination Period; (3) accelerated vesting of any outstanding shares of restricted stock held by Mr. Hadeed on the termination date; (4) accelerated vesting of any outstanding stock options held by Mr. Hadeed on the termination date (with all stock options held by Mr. Hadeed on the termination date remaining exercisable until their applicable expiration dates (but in no event later than ten years following the date of grant of any such stock option); and (5) accelerated vesting and payment of any outstanding unvested long-term incentive awards to the extent such long-term incentive awards are to be paid to Mr. Hadeed in cash instead of shares of restricted stock or stock options.

In the event Mr. Hadeed’s employment is terminated during the 24-month period following a change in control of the Company, Mr. Hadeed’s rights as a result of such termination will be paid pursuant to the Agreement for Severance Upon Change in Control, as amended, dated as of May 7, 2012 between Mr. Hadeed and the Company.

In the event of Mr. Hadeed’s death or disability, Mr. Hadeed or his estate and/or beneficiaries will be entitled to: (1) Accrued Amounts; (2) a payment equal to the target annual bonus for the fiscal year in which the date of death or termination occurs, multiplied by a fraction, the numerator or which is the number of days in such fiscal year before the date of death or termination, and the denominator of which is the number of days in such fiscal year; (3) accelerated vesting of any outstanding shares of restricted stock held by Mr. Hadeed on the date of death; (4) accelerated vesting and payment of any outstanding unvested long-term incentive awards to the extent such awards are to be paid to Mr. Hadeed in cash instead of shares of restricted stock or stock options.  Any unvested stock options held by Mr. Hadeed on the date of death will be forfeited; however, Mr. Hadeed’s designated beneficiary or qualified personal representative may exercise any stock options that were vested on the date of death until the earlier of the applicable expiration date or the one-year anniversary of death.

Under the Agreement, Mr. Hadeed will be prohibited from competing with the Company for five years after his employment with the Company ends and is prohibited from disclosing any confidential information about the Company. The Company also agreed to provide Mr. Hadeed with customary indemnification protection.

A copy of the Agreement will be filed with the Company’s Annual Report on Form 10-K for the year ended March 30, 2013.

Appointment of Lee D. Rudow as Chief Executive Officer

On April 1, 2013, Lee D. Rudow was appointed Chief Executive Officer of the Company, effective July 1, 2013, succeeding Mr. Hadeed.  Mr. Rudow joined the Company in November 2011 as Chief Operating Officer and was appointed President in September 2012.  He will continue to serve as the Company’s President.

Mr. Rudow, age 48, brings more than 25 years of experience in the calibration services and electronic test and measurement industry and strategic leadership experience to the Company. Prior to joining the Company, Mr. Rudow served as Vice President in various capacities for Simco Electronics, Inc., an independent provider of global calibration, repair, and software solutions, from 2008 until 2011. Prior to that, from 2006 to 2008, he was President and Chief Executive Officer of Davis Calibration, Inc. and served as President and Chief Executive Officer of its related business and predecessor, Davis Inotek Corp. from 1996 to 2006 and President of Davis Instruments Corp. from 1986 to 1996, respectively.

There was no arrangement or understanding between Mr. Rudow and any other person pursuant to which he was appointed Chief Executive Officer.  Mr. Rudow has no family relationships with any director or executive officer of the Company.  Since April 1, 2012, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Rudow, or any member of his immediate family, had, or will have, a direct or indirect material interest.

The Company and Mr. Rudow are not parties to an employment agreement, however, Mr. Rudow’s Agreement for Severance Upon Change in Control dated as of May 7, 2012 and his qualification for coverage under the Post-Retirement Benefit Plan for Officers continue in effect.

In connection with Mr. Rudow’s appointment as Chief Executive Officer effective July 1, 2013, Mr. Rudow’s annual base salary will be increased from $300,000 to $330,000.  His target performance-based cash incentive award, as a percentage of his base salary, under the Company’s performance incentive plan will be increased from 55% to 65%, which amount will be based solely on the achievement of corporate target performance goals set by the Board.  Mr. Rudow is also entitled to receive fringe benefits and perquisites customarily granted by the Company to its executives.

On April 1, 2013, the Company issued a press release announcing Mr. Hadeed’s retirement as Chief Executive Officer of the Company and appointment as Executive Chairman of the Board and Mr. Rudow’s appointment as Chief Executive Officer.  The press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Transcat, Inc. Press Release dated April 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: April 5, 2013	By:	/s/ John J. Zimmer
John J. Zimmer
Senior Vice President of Finance and Chief Financial Officer